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                                                                 Exhibit 12

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1997
(Millions of Dollars)



  Net earnings(1)                                               $399.8


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $35.4
    Other indebtedness(1)                          $57.2
        Total annualized interest charges                       $92.6

            Bond ratio                                           4.32


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).

















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SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1997
(Millions of Dollars)



  Net earnings(1)                                               $543.6


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $57.2
    Other indebtedness(1)                          $35.4
        Total annualized interest charges                       $92.6


            New Bond Ratio                                       5.87


(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).


















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SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1997
(Millions of Dollars)


  Net Earnings (1)                                              $285.2

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      mortgage bond indentures                     $92.6
    Other indebtedness(1)                          $ 2.0
    Preferred Dividend Requirements                $11.3
        Total annualized interest charges                       $105.9

            Preferred stock ratio                                 2.69


(1)  As defined under the Company's Restated Articles of Incorporation.








































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

                                                  SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     For Each of the Five Years Ended December 31, 1997
                                                   (Millions of Dollars)



                                                                      Year Ended December 31,

                                                     1997        1996        1995        1994        1993
Fixed Charges as defined:
  Interest on long-term debt..................      $ 94.7      $ 94.8      $ 96.2      $ 85.4      $ 78.0
  Amortization of debt premium, discount and
   expense (net)..............................         2.3         2.3         2.2         2.0         1.5
  Interest on debt to affiliate...............          -           -           -           -           -
  Other interest expense......................         4.9         7.4         9.2         5.1         5.8
  Interest component of rentals...............         1.8         2.3         2.8         2.7         2.8

      Total Fixed Charges (A).................      $103.7      $106.8      $110.4      $ 95.2      $ 88.1
Earnings, as defined:
  Income......................................      $194.7      $190.5      $169.2      $152.0      $146.0
  Income taxes................................       100.6       108.1        97.3        82.7        80.7
  Total fixed charges above...................       103.7       106.8       110.4        95.2        88.1

      Total Earnings (B)......................      $399.0      $405.4      $376.9      $329.9      $314.8

Ratio of Earnings to fixed charges (B/A)......        3.85        3.80        3.41        3.46        3.57



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